FOR IMMEDIATE RELEASE

Contacts:
Jeff Young Media Relations 617-444-3913 jyoung@akamai.com	--or--	Natalie Temple Investor Relations 617-444-3635 ntemple@akamai.com

Akamai Elects Monte E. Ford to its Board of Directors

With experience as Executive Chairman of Aptean Software and CIO of American Airlines, Ford brings over 30 years of technology leadership to the Akamai Board

CAMBRIDGE, MA - June 24, 2013 - Akamai Technologies, Inc. (NASDAQ: AKAM), the leading cloud platform for helping enterprises provide secure, high-performing user experiences on any device, anywhere, today announced the election of Monte E. Ford to the Akamai Board of Directors effective June 20, 2013.

Widely regarded as a leader in the field of information technology, Mr. Ford has been recognized as one of the '50 Smartest People in Technology' by Fortune magazine for his transformative leadership and progressive thinking as a CIO. He has served as Chief Executive of Aptean Software and CIO of AMR Corporation and Associates Frist Capital.

“We are honored to welcome Monte to our Board of Directors and look forward to benefiting from his extensive leadership experience in technology, including having served as a software company Chief Executive and a CIO of two Fortune 100 businesses,” said Tom Leighton, CEO of Akamai. “We believe that his passion for transforming the customer experience through innovation will be invaluable to Akamai as we work with CIOs of leading enterprises from around the world.”

Mr. Ford commented, “Akamai has built a mission-critical platform for online business, helping enterprises to define and execute on their strategies for cloud computing, security, media technologies and mobility. I am very enthusiastic to be able to contribute to such a dynamic and innovative company.”

At Aptean, Mr. Ford was responsible for all aspects of the company's business. At American Airlines, his duties included AMR's information technology services (ITS) group, Operations Research and the airline's award-winning web site, AA.com.

Ford has held executive management positions with The Associates First Capital Corporation, Bank of Boston and Digital Equipment Corporation. He has served as a director of several institutions, as well as on the Research Board and CIO Strategy Exchange.

As one of the first inductees to the CIO Hall of Fame by CIO Magazine, Mr. Ford has been a frequent guest writer for major technology publications on topics such as the future of the technology workforce, vendor relationship management and the role of the CIO.

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About Akamai
Akamai® is the leading cloud platform for helping enterprises provide secure, high-performing user experiences on any device, anywhere.  At the core of the Company's solutions is the Akamai Intelligent

Platform™ providing extensive reach, coupled with unmatched reliability, security, visibility and expertise.  Akamai removes the complexities of connecting the increasingly mobile world, supporting 24/7 consumer demand, and enabling enterprises to securely leverage the cloud.  To learn more about how Akamai is accelerating the pace of innovation in a hyperconnected world, please visit www.akamai.com or blogs.akamai.com, and follow @Akamai on Twitter.

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